THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT is made this 28th day of June, 2007 to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated January 15, 2007, as amended March 28, 2007 and April 20, 2007, made by and between MUSSELMAN HOTELS II, LLC as “Seller” and SUPERTEL LIMITED PARTNERSHIP as “Purchaser” with respect to the sale and purchase of those hotels identified in Exhibit A attached hereto and incorporated by reference herein.

WITNESSETH:

1.      All terms used herein shall have the same meaning as ascribed to them in the Purchase Agreement. Where the terms of this Third Amendment may conflict with the terms of the Purchase Agreement, the terms of this Third Amendment shall control.

2.           The parties hereto agree that the Closing Date as set forth in Section 6.1 of the Purchase Agreement is hereby amended to be December 10, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above in multiple counterparts, all of which shall be deemed to be one and the same Amendment.

MUSSELMAN HOTELS II, LLC, a Delaware limited liability company By: Musselman Hotels, LLC, Managing Member By: /s/ Chester Musselman Chester Musselman, Sr., Manager	SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership By: Supertel Hospitality REIT Trust Its: General Partner By: /s/ Donavon A. Heimes Title: VP / Treasurer

EXHIBIT A

REAL PROPERTY

Days Inn Motel, 12700 State Route 180, Ashland, Kentucky

Comfort Inn Motel, 149 Willabrook Drive, Brooks, Kentucky

Quality Inn Motel, 102 Gardner Lane, Cave City, Kentucky

Comfort Inn Motel, 210 Calvary Drive, Glasgow, Kentucky

Days Inn Motel, 105 Days Inn Boulevard, Glasgow, Kentucky

Comfort Suites Motel, 1850 Resource Way, Louisville, Kentucky

Sleep Inn Motel, 1850 Priority Way, Louisville, Kentucky